Exhibit 99.1
Emisphere Technologies, Inc. Reports Notification of First Interpretable Results on Phase III Study of Oral Calcitonin in Osteoporosis Patients
CEDAR KNOLLS, NJ, November 14, 2011 — Emisphere Technologies, Inc. (OTCQB: EMIS) (“Emisphere” or the “Company”) announced today that it has been informed by Novartis Pharma AG (“Novartis”) that Novartis has released first interpretable results (FIR) from its three-year Phase III Study 2303 assessing the safety and efficacy of oral calcitonin (SMC021) in the treatment of post-menopausal osteoporosis, conducted by its license partner Nordic Bioscience A/S (“Nordic Bioscience”).
According to Novartis, the FIR review found that, while Study 2303 observed the desired biological effect, a statistically significant treatment effect for the increase in lumbar spine bone mineral density in the SMC021 treatment group relative to placebo, the study failed to demonstrate a statistically significant treatment effect between treatment groups on the reduction of the occurrence of new vertebral fractures at three years, the primary endpoint of the study. In addition, according to Novartis, no statistically significant response was observed on key secondary endpoints: e.g. new non-vertebral fractures or new clinical fractures. This preliminary analysis of data also showed that SMC021 displayed a positive safety profile.
Novartis has not provided Emisphere with any further data from Study 2303 at this time. However, Novartis did inform the Company that Study 2303 observed fewer overall vertebral fractures than expected. Novartis also informed the Company that they will further analyze and evaluate the results of Study 2303 in osteoporosis, as well as data from Phase III Studies 2301 and 2302 in osteoarthritis, prior to making a decision on the continuation of the SMC021 program in both indications. In addition, the Company will require additional information from Novartis in order to further analyze and evaluate the results of Study 2303 in osteoporosis, as well as data from Phase III Studies 2301 and 2302 in osteoarthritis, in order to fully understand the methodologies and results of such studies.
The Company’s other development programs are continuing with Novo Nordisk A/S (“Novo Nordisk”) using Emisphere’s Eligen® Technology to develop and commercialize oral formulations of Novo Nordisk’s insulins and GLP-1 receptor agonists, with a potential GLP-1 drug currently in a Phase I clinical trial; and with the Company’s internally developed oral formulation of Eligen® B12 (1000 mcg.) for use by B12 deficient individuals undergoing evaluation of regulatory and commercial development options.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well as other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (file no. 000-17758) filed on March 31, 2011, Emisphere’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011, Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed on August 9, 2011, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed on November 8, 2011.

CONTACT:	Michael R. Garone, Interim CEO and CFO 973-532-8005 mgarone@emisphere.com